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NEWS RELEASE

For More Information:

David Caouette
425-580-8278
david.caouette@attws.com


                             AT&T WIRELESS COMPLETES
                            TELECORP PCS ACQUISITION

For Immediate Release:  Friday, February 15, 2002
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     Redmond, WA -- AT&T Wireless (NYSE: AWE) said today that it had completed its acquisition of TeleCorp PCS (NASDAQ: TLCP). On October 8, 2001, AT&T Wireless announced plans to acquire TeleCorp PCS in an all-stock transaction. Today, AT&T Wireless acquired the 77 percent of TeleCorp PCS it did not already own by issuing approximately 146 million additional AT&T Wireless Services common shares and assumed $2.1 billion in net debt and approximately $221 million in preferred securities.

     Simultaneous with the transaction closing, NTT DoCoMo purchased 26.3 million shares of AWE directly from AT&T Wireless consistent with its rights to maintain an approximate 16 percent equity interest in the company. The price per share was $14.28, which was the average price of AWE over the 30 trading days immediately preceding their election to purchase the shares. AT&T Wireless received approximately $375.8 million for the additional shares being issued to NTT DoCoMo.

    At the time of the announcement, both companies said they expected the transaction to close in the first half of 2002.

     AT&T Wireless said that within the next several weeks it plans to update its 2002 financial guidance to reflect the addition of TeleCorp PCS.

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ABOUT AT&T WIRELESS

AT&T Wireless (NYSE: AWE) is the largest independently traded wireless carrier in the United States, following our split from AT&T on July 9, 2001. We operate one of the largest digital wireless networks in North America. With more than
18.0 million subscribers, and full-year 2001 revenues exceeding $13.6 billion, AT&T Wireless is committed to being among the first to deliver the next generation of wireless products


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and services. Today, we offer customers high-quality mobile wireless communications services, voice or data, to businesses or consumers, in the U.S. and internationally. AT&T Wireless Customer Advantage is our commitment to ensure that customers have the right equipment, the right calling plan, and the right customer services options -- today and tomorrow. For more information, please visit us at www.attwireless.com.